Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference into the Form S-8 Registration Statement of Ascend Wellness Holdings, Inc. being filed with the United States Securities and Exchange Commission of our auditor’s report dated March 26, 2021, with respect to the financial statements of MedMen NY, Inc as at December 31, 2020 and December 31, 2019 and for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such registration statement.

Chartered Professional Accountants
July 8, 2021
Calgary, Canada